WBI ENERGY TRANSMISSION, INC.

$350,000,000 Private Shelf Facility

Including:

$25,000,000 4.61% Senior Notes, Series D, due 2028
$20,000,000 4.48% Senior Notes, Series E, due 2025
$40,000,000 4.91% Senior Notes, Series F, due 2031
$40,000,000 4.18% Senior Notes, Series G, due 2033
$45,000,000 4.17% Senior Notes, Series H, due 2034
$25,000,000 3.26% Senior Notes, Series I, due 2035
$40,000,000 6.67% Senior Notes, Series J, due 2030

__________

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
__________

Originally Dated as of December 23, 2008,
Amended and Restated as of September 12, 2013

SECOND AMENDMENT AND RESTATEMENT
Effective as of December 22, 2022

Note: This Agreement contains confidentiality obligations: Section 20

0088-0066\00029085.008

TABLE OF CONTENTS

Section    Page

1.    AMENDMENT AND RESTATEMENT; EXISTING NOTES; AUTHORIZATION OF NOTES    1
1.1.    Amendment and Restatement of Existing Agreement; Existing Notes    1
1.2.    Authorization of Issue of Series J Notes    2
1.3.    Authorization of Issue of Shelf Notes    2
2.    SALE AND PURCHASE OF NOTES    3
2.1.    Sale and Purchase of Series J Notes    3
2.2.    Facility    3
2.3.    Issuance Period    4
2.4.    Periodic Spread Information    4
2.5.    Request for Purchase    4
2.6.    Rate Quotes    5
2.7.    Acceptance    5
2.8.    Market Disruption    6
2.9.    Fees    6
3.    CLOSING    8
3.1    .Series J Closing    8
3.2.Facility Closings    8
3.3.Rescheduled Closings    8
4.    CONDITIONS TO CLOSING    9
4.1.    Representations and Warranties    9
4.2.    Performance; No Default    9
4.3.    Compliance Certificates    9
4.4.    Opinions of Counsel    10
4.5.    Purchase Permitted By Applicable Law, etc.    10
4.6.    Payment of Fees    10
4.7.    Private Placement Number    10
4.8.    Changes in Corporate Structure    10
4.9.    Certain Documents    11
4.10.    Proceedings and Documents    11
4.11.    Sale of Other Notes    11
4.12.    Funding Instructions    11
5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY    11
5.1.    Organization; Power and Authority    11
5.2.    Authorization, Etc.    12
5.3.    Disclosure    12
5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates    13
5.5.    Financial Statements; Material Liabilities    13
5.6.    Compliance with Laws, Other Instruments, Etc.    14
5.7.    Governmental Authorizations, Etc.    14
5.8.    Litigation; Observance of Agreements, Statutes and Orders    14
5.9.    Taxes    15
5.10.    Title to Property; Leases    15
5.11.    Licenses, Permits, Etc.    15
5.12.    Compliance with ERISA    16
5.13.    Private Offering by the Company    16
5.14.    Use of Proceeds; Margin Regulations    16
5.15.    Existing Indebtedness; Future Liens    17
5.16.    Status under Certain Statutes    17
i

5.17.    Environmental Matters    18
5.18.    Hostile Tender Offers    18
5.19.    Foreign Assets Control Regulations, Etc.    18
6.    REPRESENTATIONS OF THE PURCHASER    19
6.1.    Purchase for Investment    19
6.2.    Source of Funds    19
7.    INFORMATION AS TO COMPANY    21
7.1.    Financial and Business Information    21
7.2.    Officer's Certificate    23
7.3.    Visitation    24
7.4.Electronic Delivery    24
8.    PAYMENT AND PREPAYMENT OF THE NOTES    25
8.1.    Required Prepayments    25
8.2.    Mandatory Offer to Make Prepayments without Make-Whole Amount in the Event of Certain Partial Takings    26
8.3.    Optional Prepayments with Make-Whole Amount    26
8.4.    Allocation of Partial Prepayments    27
8.5.    Maturity; Surrender, Etc.    27
8.6.    Purchase of Notes    27
8.7.    Make-Whole Amount    27
8.8.    Payments Due on Non-Business Days    29
9.    AFFIRMATIVE COVENANTS    29
9.1.    Compliance with Law    30
9.2.    Insurance    30
9.3.    Maintenance of Properties    30
9.4.    Payment of Taxes and Claims    30
9.5.    Corporate Existence, Etc.    31
9.6.    Information Required by Rule 144A    31
9.7.    Covenant to Secure Notes Equally    31
9.8.    Notice of Taking    31
9.9.    Books and Records    32
10.    NEGATIVE COVENANTS    32
10.1.    Transactions with Affiliates    32
10.2.    Limitation on Liens    32
10.3.    Limitation on Consolidated Indebtedness    35
10.4.    Limitation on Priority Debt    35
10.5.    Limitation on Investments    35
10.6.    Limitation on Sale of Assets    36
10.7.    Merger, Consolidation, Etc.    37
10.8.    Terrorism Sanctions Regulations    37
11.    EVENTS OF DEFAULT    38
12.    REMEDIES ON DEFAULT, ETC.    40
12.1.    Acceleration    40
12.2.    Other Remedies    40
12.3.    Rescission    41
12.4.    No Waivers or Election of Remedies, Expenses, Etc.    41
13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES    41
13.1.    Registration of Notes    41
13.2.    Transfer and Exchange of Notes    42
13.3.    Replacement of Notes    42
14.    PAYMENTS ON NOTES    43
14.1.    Place of Payment    43
14.2.    Home Office Payment    43
14.3.    FATCA Information    44

15.    EXPENSES, ETC.    44
15.1.    Transaction Expenses    44
15.2.    Survival    45
15.3.    Certain Taxes    45
16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT    45
17.    AMENDMENT AND WAIVER    45
17.1.    Requirements    45
17.2.    Solicitation of Holders of Notes    46
17.3.    Binding Effect, Etc.    47
17.4.    Notes Held by Company, etc.    47
18.    NOTICES    47
19.    REPRODUCTION OF DOCUMENTS    48
20.    CONFIDENTIAL INFORMATION    48
21.    SUBSTITUTION OF PURCHASER    50
22.    MISCELLANEOUS    50
22.1.    Successors and Assigns    50
22.2.    Accounting Terms    50
22.3.    Severability    51
22.4.    Construction, Etc.    51
22.5.    Counterparts; Electronic Contracting    51
22.6.    Governing Law    52
22.7.    Transaction References    52
22.8.    Jurisdiction and Process; Waiver of Jury Trial    52

SCHEDULE A    Information Schedule

SCHEDULE B    Defined Terms

SCHEDULE 5.3     Memorandum

SCHEDULE 5.4     Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.8     Litigation

SCHEDULE 5.10     Title to Property

SCHEDULE 5.15     Existing Indebtedness; Liens

SCHEDULE 5.17     Environmental Matters

EXHIBIT 1-A        Form of 4.61% Senior Notes, Series D, due 2028

EXHIBIT 1-B        Form of 4.48% Senior Notes, Series E, due 2025

EXHIBIT 1-C        Form of 4.91% Senior Notes, Series F, due 2031

EXHIBIT 1-D        Form of 4.18% Senior Notes, Series G, due 2033

EXHIBIT 1-E        Form of 4.17% Senior Notes, Series H, due 2034

EXHIBIT 1-F        Form of 3.26% Senior Notes, Series I, due 2035

EXHIBIT 1-G        Form of 6.67% Senior Notes, Series J, due 2030

EXHIBIT 1-H        Form of Shelf Note

EXHIBIT 2.5         Form of Request for Purchase

EXHIBIT 2.7         Form of Confirmation of Acceptance

EXHIBIT 4.4(a)     Form of Opinion of Special Counsel to the Company

EXHIBIT 4.4(b)     Form of Opinion of General Counsel of the Company

WBI ENERGY TRANSMISSION, INC.
1250 West Century Avenue
Bismarck, North Dakota 58503

As of December 22, 2022

To Each of the Purchasers Listed in
    Schedule A Hereto (each an “Existing Purchaser”)

To PGIM, Inc. (f.k.a. Prudential Investment Management, Inc.) (“Prudential”)
To each other Prudential Affiliate which becomes
    bound by this Agreement as hereinafter
    provided (together with the Existing Purchasers, each,
    a “Purchaser” and collectively, the “Purchasers”):

Ladies and Gentlemen:

WBI Energy Transmission, Inc. (formerly known as Williston Basin Interstate Pipeline Company), a Delaware corporation (the “Company”), agrees with each of you as follows:

1.    AMENDMENT AND RESTATEMENT; EXISTING NOTES; AUTHORIZATION OF NOTES.

1.1.    Amendment and Restatement of Existing Agreement; Existing Notes.

        The Company and Prudential entered into a Note Purchase and Private Shelf Agreement, originally dated as of December 23, 2008, as amended and restated as of September 12, 2013, and as further amended by Amendment No.1 to Note Purchase and Private Shelf Agreement, dated May 17, 2016, and Amendment No.2 to Note Purchase and Private Shelf Agreement, dated July 26, 2019 and effective as of May 16, 2019 (collectively, the “Existing Agreement”). Pursuant to the Existing Agreement, the Company issued and sold (a) $25,000,000 aggregate principal amount of its 4.61% Senior Notes, Series D, due 2028 (the “Series D Notes”), (b) $20,000,000 aggregate principal amount of its 4.48% Senior Notes, Series E, due 2025 (the “Series E Notes”), (c) $40,000,000 aggregate principal amount of its 4.91% Senior Notes, Series F, due 2031 (the “Series F Notes”), (d) $40,000,000 aggregate principal amount of its 4.18% Senior Notes, Series G, due 2033 (the “Series G Notes”), (e) $45,000,000 aggregate principal amount of its 4.17% Senior Notes, Series H, due 2034 (the “Series H Notes”) and (f) $25,000,000 aggregate principal amount of its 3.26% Senior Notes, Series I, due 2035 (the “Series I Notes” and, together with the Series D Notes, Series E Notes, Series F Notes, Series G Notes and Series H Notes, the “Existing Notes”). As of the date hereof, the Existing Notes remain outstanding in an aggregate principal amount of $195,000,000. Such Series D

Notes, Series E Notes, Series F Notes, Series G Notes, Series H Notes and Series I Notes are, or in the case of Series D Notes, Series E Notes, Series F Notes, Series G Notes, Series H Notes and Series I Notes delivered in substitution or exchange for any other Series D Notes, Series E Notes, Series F Notes, Series G Notes, Series H Notes and Series I Notes, shall be in the respective forms set out in Exhibit 1-A, Exhibit 1-B, Exhibit 1-C, Exhibit 1-D, Exhibit 1-E and Exhibit 1-F attached hereto. The Company, Prudential and each holder of Existing Notes desire to, among other things, amend certain provisions of the Existing Agreement including, without limitation, to increase the size of the Facility to $350,000,000 and extend the period during which Notes may be issued. Accordingly, the Company, Prudential and each holder of Existing Notes agree that the Existing Agreement is amended and restated in its entirety to read as provided in this Agreement. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.    Authorization of Issue of Series J Notes.

The Company has authorized the issue and sale of $40,000,000 aggregate principal amount of its 6.67% Senior Notes, Series J, due December 22, 2030 (the “Series J Notes”, such term to include any notes issued in substitution therefor pursuant to Section 13). The Series J Notes shall be substantially in the form set out in Exhibit 1-G.

1.3.    Authorization of Issue of Shelf Notes.

The Company has authorized the issue, from time to time, of its additional senior promissory notes (the “Shelf Notes”, such term to include any notes issued in substitution thereof pursuant to Section 13 of this Agreement) with the aggregate principal amount of Notes outstanding at any time not to exceed $350,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 20 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 20 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2.7, and to be substantially in the form of Exhibit 1-H attached hereto. The term “Notes” as used herein shall include each Existing Note, each Series J Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity dates, (ii) the same principal installment dates, (iii) the same principal installment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment dates and (vi) the same original issue date (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2.    SALE AND PURCHASE OF NOTES.

2.1.    Sale and Purchase of Series J Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Series J Purchaser and each Series J Purchaser will purchase from the Company, at the Series J Closing provided for in Section 3.1, Series J Notes in the principal amount specified opposite such Series J Purchaser's name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

2.2.    Facility.

(a) Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, subject to the limitations in Section 2.2(b), the “Available Facility Amount” shall be (i) $350,000,000, minus (ii) the original principal amount of the Existing Notes, minus (iii) the original principal amount of the Series J Notes, minus (iv) the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus (v) the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, plus (vi) the aggregate principal amount of Notes retired prior to such time; provided, that at no time may the aggregate principal amount of Notes outstanding under this Agreement exceed $350,000,000. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b)     Limitation on Facility. Notwithstanding anything in Section 2.2(a), the Company may not request the issuance of Shelf Notes, and neither Prudential nor any other Prudential Financial Entity shall be required to purchase Shelf Notes, pursuant to the Facility if, after the issuance of such Shelf Notes, the aggregate amount of WBI Exposure would exceed $240,000,000.

2.3.    Issuance Period.

Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) December 22, 2025 (or if such date is not a Business Day, the Business Day next preceding such day) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2.4.    Periodic Spread Information.

Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telefacsimile, e-mail or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by e-mail, telefacsimile or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this Section 2.4 if, in its sole discretion, it determines that there has been an adverse change in the credit quality of the Company after the date of this Agreement.

2.5.    Request for Purchase.

The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by e-mail, telefacsimile or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, installment payment dates and amounts and interest payment periods (which shall be quarterly in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 42 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 (as may have been amended by amending information contained in a Schedule or Exhibit pursuant to this Section 2.5) are true on and as of the date of such Request for Purchase except to the extent of changes caused by the transactions herein contemplated and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2.5 attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential. Any previous notification referenced in a Request for Purchase or any Request for Purchase that contains information that purports to amend the information contained in any Schedule or Exhibit hereto, shall not be effective to amend such information unless it is received by Prudential at least five Business Days prior to the Acceptance Day for Shelf Notes to which such Request for Purchase relates. If Prudential provides such interest rate quotes earlier than five Business Days after Prudential receives a Request for Purchase containing information that purports to amend the information contained in any Schedule or Exhibit hereto and Prudential states in writing that it waives the requirement in this Section 2.5 that the information shall not be effective to amend unless it is received by Prudential at least five Business Days prior to the Acceptance Day, the information contained in such Schedule or Exhibit shall be deemed effective to amend such information at the time of the issuance of the quotes.

2.6.    Rate Quotes.

Not later than six Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.5, Prudential may provide (by telephone promptly thereafter confirmed by e-mail or telefacsimile, in each case no earlier than 9:30 A.M. and no later than 1:30 P.M. New York City local time) interest rate quotes for the several principal amounts, maturities, installment payment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes until such balance shall have become due and payable, at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2.7.    Acceptance.

Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to Section 2.6 or, in the event that due to conditions in the market place it shall not be feasible to hold such interest rate quotes open for 30 minutes, such shorter period as Prudential may specify to the Company (such period being the “Acceptance Window”), the Company may, subject to Section 2.8, elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by a Senior Financial Officer of the Company notifying Prudential by e-mail, telephone or telefacsimile within the Acceptance Window (but not earlier than 9:30 A.M. or later than 1:30 P.M., New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2.8 and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.7 attached hereto (a “Confirmation of Acceptance”).

2.8.    Market Disruption.

Notwithstanding the provisions of Section 2.7, if Prudential shall have provided interest rate quotes pursuant to Section 2.6 and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with Section 2.7 there shall occur a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the market for U.S. Treasury securities and other financial instruments, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.8 are applicable with respect to such Acceptance.

2.9.    Fees.

(a)    Facility Fee. The Company will pay (i) to Prudential in immediately available funds a structuring fee at the time of the execution and delivery of this Agreement by the Company and Prudential, in an amount equal to $75,000 and (ii) to each Purchaser of Notes on each Closing Day occurring after June 22, 2023 a fee (the “Facility Fee”), in an amount equal to 0.125% of the aggregate principal amount of Shelf Notes purchased by such Purchaser from the Company on such Closing Day.

(b)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason (other than in the case where all conditions in

Section 4 (other than Section 4.5 and Section 4.7) have been satisfied and a Purchaser fails to purchase its Accepted Notes) beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser of Accepted Notes on the Cancellation Date or actual closing date of such purchase and sale (if such Cancellation Date or closing date occurs on a date later than the date specified in the Confirmation of Acceptance for such Accepted Note), a fee (the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note, “MMY” means Money Market Yield, i.e., the yield per annum on an alternative investment selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Notes having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the originally scheduled Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.

(c)    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay to each Purchaser of Accepted Notes in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning specified in Section 2.9(b). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3.    CLOSING.

3.1    Series J Closing.

The sale and purchase of the Series J Notes to be purchased by each Series J Purchaser shall occur at the offices of Bryant Rabbino LLP, 220 East 42nd Street, Suite 3101, New York, New York 10017, at 11:30 A.M. (New York City local time), at a closing (the “Series J Closing”) on December 22, 2022 or on such other Business Day thereafter on or prior to December 30, 2022 as may be agreed upon by the Company and the Series J Purchasers (the day of the Series J Closing being the “Series J Closing Day”). At the Series J Closing the Company will deliver to each Series J Purchaser the Series J Notes to be purchased by such Series J Purchaser in the form of a single Series J Note (or such greater number of Series J Notes in denominations of at least $100,000 as such Series J Purchaser may request) dated the date of the Series J Closing and registered in such Series J Purchaser's name (or in the name of its nominee), against delivery by such Series J Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1602-33455122 at U.S. Bank Minnesota, Minneapolis, MN, ABA number 091000022. If at the Series J Closing the Company shall fail to tender such Series J Notes to any Series J Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Series J Purchaser's satisfaction, such Series J Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Series J Purchaser may have by reason of such failure or such nonfulfillment.

3.2    Facility Closings.

Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Bryant Rabbino LLP, 220 East 42nd Street, Suite 3101, New York, New York 10017, or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser's name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes.

3.3    Rescheduled Closings.

If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.2, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify such Purchaser in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 30 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to such Purchaser that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.9(b) or (ii) such closing is to be canceled as provided in Section 2.9(c). In the event that the Company shall fail to give such notice referred to in the preceding sentence, such Purchaser may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled as provided in Section 2.9(c).

4.    CONDITIONS TO CLOSING.

The obligation of any Purchaser to purchase and pay for any Accepted Notes is subject to the fulfillment to such Purchaser's satisfaction, prior to or at the Closing Day for such Accepted Notes, of the following conditions:

4.1.    Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at such Closing Day.

4.2.    Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing Day and after giving effect to the issue and sale of such Accepted Notes (and the application of the proceeds thereof as contemplated by the Request for Purchase for such Accepted Notes) no Default or Event of Default shall have occurred and be continuing.

4.3.    Compliance Certificates.

(a)    Officer's Certificate. The Company shall have delivered to such Purchaser an Officer's Certificate, dated the date of such Closing Day, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

(b)    Secretary's Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated as of such Closing Day, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of such Accepted Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

4.4.    Opinions of Counsel.

(a)    Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing Day from Cohen Tauber Spievack & Wagner P.C., special counsel for the Company, and Karl A. Liepitz, General Counsel of the Company, covering the matters set forth in Exhibits 4.4(a) and 4.4(b), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request. The Company hereby directs each such counsel to deliver such opinion and agrees that the issuance and sale of any Accepted Notes will constitute a renewal of such direction. The Company has advised such counsel that each Purchaser receiving such an opinion will rely on such opinion, as of the date of such opinion.

(b)    Such Purchaser shall have received an opinion in form and substance reasonably satisfactory to such Purchaser, dated the date of such Closing Day from Bryant Rabbino LLP, special counsel for Prudential and the Purchasers.

4.5.    Purchase Permitted By Applicable Law, etc.

On such Closing Day the purchase of Notes by such Purchaser shall (i) be permitted by the laws and regulations of each jurisdiction to which it is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as it may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.    Payment of Fees.

The Company shall have paid on or before such Closing Day the fees required by Section 2.9 for such Accepted Notes.

4.7.    Private Placement Number.

A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained by the Purchasers for such Accepted Notes.

4.8.    Changes in Corporate Structure.

The Company shall not be in violation of Section 9.5.

4.9.    Certain Documents.

Such Purchaser shall have received the following:

(i)    The Accepted Note(s) to be purchased by such Purchaser on such Closing Day.

(ii)    Certified copies of the Certificate of Incorporation and By-laws of the Company as of such Closing Day, or a certificate of the Secretary or an Assistant Secretary of the Company certifying that there have been no changes to the Certificate of Incorporation and By-laws of the Company since the same were previously delivered pursuant to this Agreement.

(iii)    A good standing certificate for the Company from the Secretary of State of Delaware dated of a recent date prior to such Closing Day and such other evidence of the status of the Company as such Purchaser may reasonably request.

4.10.    Proceedings and Documents.

All of the Company's corporate and other proceedings required in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to Prudential and its counsel, and Prudential and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Prudential or they may reasonably request.

4.11.    Sale of Other Notes.

On such Closing Day, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing Day as specified in the applicable Confirmation of Acceptance.

4.12.    Funding Instructions.

At least three Business Days prior to the Closing Day, each Purchaser shall have received written instructions signed by a Senior Financial Officer on letterhead of the Company confirming the information specified in Section 2.5(v) including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1.    Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.    Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.    Disclosure.

The Company has delivered to Prudential a copy of the Memorandum. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries as of the date of this Agreement. This Agreement, the Memorandum (as the same may be updated pursuant to an Officer's Certificate certifying that the information contained therein is an update of information contained in the Memorandum and delivered pursuant to this Section 5.3) and the financial statements referred to in Section 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as expressly described in one of the documents or other writings constituting the Memorandum (as updated as provided in this Section 5.3 or Section 2.5), or in the financial statements referred to in Section 5.5, since December 31, 2021 (with respect to information pertaining to the general nature of the business and principal properties of the Company and its Subsidiaries contained in the Memorandum (as updated) other than financial statements) and, since the end of the most recent fiscal year for which audited financial statements have been furnished (with respect to financial statements), there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum (as updated or amended from time to time pursuant to Section 2.5) or in the financial statements referred to in Section 5.5.

5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)    Schedule 5.4, as it may be amended from time to time, contains (except as noted therein) complete and correct lists of (i) the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company's Affiliates, other than Subsidiaries, and (iii) the Company's directors and senior officers.

(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4, as it may be amended from time to time, as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4 as amended pursuant to Section 2.5).

(c)    Each Subsidiary identified in Schedule 5.4, as it may be amended from time to time, is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)    No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4, as it may be amended from time to time, and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.    Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser of Series J Notes and any Accepted Notes copies of the most recent annual statement heretofore required to be delivered pursuant to Section 7.1(b) and all subsequent quarterly statements heretofore required to be delivered pursuant to Section 7.1(a). All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Memorandum.

5.6.    Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholder agreements or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.    Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8.    Litigation; Observance of Agreements, Statutes and Orders.

(a)    Except as disclosed in Schedule 5.8, as it may be amended from time to time pursuant to Section 2.5, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.19), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9.    Taxes.

The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material, (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP or (iii) that is beyond the applicable limitations period for audit by the applicable Governmental Authority. As of the date of this Agreement, (x) the Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (y) the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate; and (z) the U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2018.

5.10.    Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business or listed on Schedule 5.10, as it may be amended from time to time pursuant to Section 2.5), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.    Licenses, Permits, Etc.

(a)The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.    Compliance with ERISA.

(a)    Each of the Company and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, the Code, other applicable federal and state law and published interpretations thereunder, except for any such failure that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to the Purchasers in the first sentence of this Section 5.12(b) is made in reliance upon and subject to the accuracy of the representation of each Purchaser in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.    Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

5.14.    Use of Proceeds; Margin Regulations.

The Company has applied, with respect to the Existing Notes, and will apply, with respect to the Series J Notes and the Shelf Notes, the proceeds from the sale of such Notes as set forth in the applicable Request for Purchase. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.    Existing Indebtedness; Future Liens.

(a)    Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of December 22, 2022, except that (i) the Commercial Paper and unamortized debt issuance costs is as of November 30, 2022, and (ii) the Indebtedness owed to Prudential set forth on Schedule 5.15 shall increase by the principal amount of the Series J Notes issued on December 22, 2022. Neither the Company nor any Subsidiary has any outstanding Indebtedness except as permitted by Sections 10.3 and 10.4. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    As of the date of this Agreement, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, in violation of Section 10.2.

(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

5.16.    Status under Certain Statutes.

Neither the Company nor any Subsidiary or Affiliate is subject to regulation under the Investment Company Act of 1940, as amended. The Company is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, the Federal Power Act, as amended, any state public utilities code or statute, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

5.17.    Environmental Matters.

Except as described in Schedule 5.17, as it may be amended from time to time pursuant to Section 2.5, the Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply would not result in a Material Adverse Effect.

5.18.    Hostile Tender Offers.

None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

5.19.    Foreign Assets Control Regulations, Etc.
    (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
    (b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
    (c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

6.    REPRESENTATIONS OF THE PURCHASER.

6.1.    Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.    Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor's Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser's state of domicile; or

(b)    the Source is a separate account that is maintained solely in connection with such Purchaser's fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.    INFORMATION AS TO COMPANY.

7.1.    Financial and Business Information.

The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a)    Quarterly Statements -- as soon as practicable and in any event within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)    an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)    unaudited consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)    Annual Statements -- as soon as practicable and in any event within 120 days after the end of each fiscal year of the Company, duplicate copies of,

(i)    a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)    consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c)    SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)    Notice of Default or Event of Default -- promptly, and in any event within 5 days after a Senior Financial Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)    Employee Benefits Matters -- promptly, and in any event within 5 days after a Senior Financial Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)    Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)    Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note; and

(h)    Resignation or Replacement of Auditors -- within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request.

7.2.    Officer's Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)    Covenant Compliance – setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2 through Section 10.7 hereof, inclusive, during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence) and a description, in reasonable detail, of Excluded Indebtedness (and of Excluded Assets securing such Excluded Indebtedness) outstanding during the quarterly or annual period covered by the statements then being furnished; and

(b)    Event of Default – a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.    Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)    No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)    Default -- if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries, so long as a representative of the Company is offered, on at least two Business Days' notice, the opportunity to be present), all at such times and as often as may be requested.
7.4.     Electronic Delivery.
        Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the

Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
    (a)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;
    (b)    the Company shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://transmission.wbienergy.com as of the date of this Agreement;
    (c)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or
    (d)    the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

8.    PAYMENT AND PREPAYMENT OF THE NOTES.

8.1.    Required Prepayments.

(a)Series J Notes. As provided therein, the entire unpaid principal balance of the Series J Notes shall be due and payable on the stated maturity date thereof.

(b)Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.3, the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Shelf Notes of such Series is reduced as a result of such prepayment.

8.2.    Mandatory Offer to Make Prepayments without Make-Whole Amount in the Event of Certain Partial Takings.

If there is a bona fide Taking by a Governmental Authority (i) of less than a substantial portion of the Pipeline, or (ii) which does not result in substantial impairment of the value or use of the Pipeline, the Company will make an offer to the holders of the Notes of each Series to apply an amount equal to the net proceeds received by it and its Subsidiaries in connection with such Taking to the prepayment of the Notes of each Series at par and without payment of the Make-Whole Amount or any premium not later than 10 Business Days after receipt of such proceeds. If any holder of the Notes accepts such offer of prepayment, the Company will give each holder of Notes written notice of each prepayment to each accepting holder under this Section 8.2 not less than three Business Days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid, if any (determined by allocating among all of the Notes outstanding for which the holders thereof have accepted the offer of prepayment in proportion, as nearly as practicable, to the respective outstanding principal amounts), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. Any partial prepayment of Notes pursuant to this Section 8.2 shall be applied in satisfaction of required payments of principal of such Notes in inverse order of their scheduled due dates.

8.3.    Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of each Series, in an amount not less than $1,000,000 of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of each Series written notice of each optional prepayment under this Section 8.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of each Series to be prepaid on such date, the principal amount of each Note of such Series held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Any partial prepayment of a Series of Notes pursuant to this Section 8.3 shall be applied in satisfaction of required payments of principal of the Notes in such Series in inverse order of their scheduled due dates.

8.4.    Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.2 or 8.3, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid outstanding principal amounts thereof.

8.5.    Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.    Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except upon the payment or prepayment of the Notes of such Series in accordance with this Agreement and the Notes of such Series. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.    Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“‘Reinvestment Yield’ means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the

U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.3 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.8.    Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

9.    AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.    Compliance with Law.

Without limiting Section 10.8, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.19) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.    Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.    Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear) so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.    Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.5.    Corporate Existence, Etc.

Subject to Section 10.7, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.    Information Required by Rule 144A.

The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder and the Company may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this Section, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

9.7.    Covenant to Secure Notes Equally.

If the Company or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by Section 10.2 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to this Agreement), the Company will make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness so long as such Indebtedness shall be so secured.

9.8.    Notice of Taking.

The Company shall promptly, and in any event within 10 days after receipt thereof, provide to each holder of Notes a copy of each notice the Company or any of its Subsidiaries receives in connection with any proposed Taking.

9.9.    Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

10.    NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.    Transactions with Affiliates.

The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or agreement or Material group of related transactions or agreements (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service or any agreement with respect thereto) with any Affiliate other than another subsidiary of the Company that is a Wholly-Owned Subsidiary, except

(a)    in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction or agreement with a Person not an Affiliate or

(b)    payments authorized or required by any regulatory rule or order of a Governmental Authority.

10.2.    Limitation on Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Company or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)    Permitted Liens;

(b)    Liens in respect of property (including, without limitation, Excluded Pipeline Additions) acquired by the Company or any Subsidiary in the ordinary course of business and created at the time of acquisition or within 180 days thereafter to secure Indebtedness incurred to finance all or part of the purchase price of such property or existing at the time of acquisition thereof (and not incurred in anticipation thereof), or created at the time of the making of physical improvements to or alterations (including, as improvements or alterations, Excluded Pipeline Additions) of property of the Company or any Subsidiary or within 180 days after the completion of such improvements or alterations to secure Indebtedness incurred to finance such improvements or alterations, provided that

(i)    no such Lien shall extend to or cover any of the Pipeline or any Service Agreement related to the Pipeline,

(ii)    no such Lien shall extend to or cover any other property of the Company or any of its Subsidiaries other than the property being acquired or improved or altered, as the case may be, and any Service Agreement solely in respect of such property (other than Service Agreements referred to in clause (i) above),

(iii)    the aggregate principal amount of Indebtedness secured by all such Liens in respect of any such property shall not exceed the purchase price or cost of such improvement or alteration, as the case may be, of such property, and

(iv)    immediately after giving effect thereto, (x) the aggregate principal amount of Indebtedness secured by all such Liens in respect of all such property (and any renewals or extensions permitted by clause (c)) minus Excluded Indebtedness shall not exceed (y) 35% of Adjusted Net Worth, provided, however, that the foregoing limitation may be exceeded if, at least 91 days (or at least 367 days, in the event that the Lien described in clause (b)(iv)(A) below is granted to or for the benefit of a Person who may be an “insider” (as determined by special counsel for the holders of the Notes), as such term is defined in Section 101 of the United States Bankruptcy Code (11 U.S.C. § 101 et seq.)) prior to the creation of such Lien which results in such limitation being exceeded, (A) the Company, at its sole expense (including the expense of special counsel for the holders of the Notes and of special counsel for the collateral trustee), grants to a collateral trustee selected by the Required Holders of the Notes of each Series a first priority Lien, for the benefit of the holders of the Notes and as security for the principal of, interest and Make-Whole Amount in respect of the Notes, pursuant to documentation containing commercially reasonable market terms, in the reasonable good faith judgment of the Company and the Required Holders (which documentation shall also include a provision to the effect that the Required Holders will instruct the collateral trustee to release such Lien at such time as (1) the limitation provided above is no longer exceeded and no Default or Event of Default exists, both immediately prior to and immediately after giving effect to such release, and (2) the Company delivers to the holders of the Notes an Officer's Certificate to both such effects) and involving collateral acceptable to the Required Holders, (B) the Company demonstrates to the reasonable satisfaction of the Required Holders that (x) the Company is solvent, as determined under applicable state and Federal law, both immediately prior to and after giving effect to the creation of such Lien in favor of the collateral trustee, and (y) the provisions of 11 U.S.C. § 548(a)(2)(B)(ii) and (iii) (and similar provisions of applicable state law) do not apply to the Company at each such time, (C) special counsel for the holders of the Notes delivers to the holders of the Notes an opinion reasonably acceptable to the Required Holders addressing such matters as the Required Holders may reasonably request, including, without limitation, the validity and enforceability of the documents creating the Lien in the favor of the collateral trustee, the priority of such Lien, and that the creation of such Lien does not constitute a preference, a fraudulent transfer or fraudulent conveyance or another arrangement that is avoidable under the United States Bankruptcy Code or applicable state law, and (D) the holders of the Notes receive such other documents and instruments (including, without limitation, environmental reports) as the Required Holders reasonably request, and all corporate and other proceedings in connection with the granting of such Lien are reasonably satisfactory to the Required Holders; provided further that, notwithstanding the foregoing provisions of this clause (b), such Lien in favor of the collateral trustee may be granted at the same time as the limitation above is exceeded if (xx) the demonstrations required by subclause (B) above can be made, both immediately prior to and after giving effect to the Lien in favor of the collateral trustee and the Lien which causes such limitation to be exceeded, and (yy) the provisions of subclauses (A), (C) and (D) above are complied with;

(c)    extensions or renewals of any Lien permitted by clause (b) above, provided that the outstanding principal amount of the Indebtedness secured thereby at the time of renewal is not increased and such Lien as so extended or renewed does not extend to or cover any property other than the property covered thereby immediately prior to such extension or renewal and immediately after giving effect to any such renewal or extension the aggregate principal amount of Indebtedness secured by all such renewals and extensions together with the aggregate principal amount of Indebtedness secured by Liens permitted by clause (b) minus Excluded Indebtedness shall not (except as permitted by clause (b)(iv)) exceed 35% of Adjusted Net Worth; and

(d)    other Liens not otherwise permitted by clause (a), (b) or (c) above securing Indebtedness of the Company or any Subsidiary, provided that

(i)    such other Liens shall not extend to or cover any of the Pipeline or any Service Agreement related to the Pipeline, and

(ii)    the aggregate outstanding principal amount of Priority Debt minus Excluded Indebtedness shall not at any time exceed 10% of Adjusted Net Worth.

    If the Company shall, or shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien under any Material Credit Facility pursuant to paragraph (d) of this Section 10.2, it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders, and, in any such case, the Notes shall immediately have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property; provided, that in no event shall Liens under a Material Credit Facility related to a security interest granted to any agent, any issuer of a letter of credit thereunder or any swing line lender thereunder, which Lien is solely secured by cash collateral established for the purpose of securing obligations in respect of a letter of credit and/or swing line loan thereunder pursuant to a customary “defaulting lender” provision or a customary exchange rate fluctuation provision (in each case a “Bank Cash Account Lien”) make or cause the Notes to be secured equally and ratably with any such Bank Cash Account Lien.

10.3.    Limitation on Consolidated Indebtedness.

The Company will not at any time permit (i) Consolidated Indebtedness minus Excluded Indebtedness to exceed 55% of (ii) Consolidated Total Capitalization minus Excluded Assets.

10.4.    Limitation on Priority Debt.

The Company will not at any time permit the aggregate outstanding principal amount of Priority Debt minus Excluded Indebtedness to exceed 10% of Adjusted Net Worth.

10.5.    Limitation on Investments.

The Company will not, and will not permit any Subsidiary to, retain or make any Investments other than:

(a)    Permitted Investments;

(b)    Investments made in property or assets to be used in the ordinary course of business of the Company or any Subsidiary;

(c)    Investments in a Subsidiary or in a Person which, concurrently with such Investment, becomes a Subsidiary; and

(d)    other Investments, provided that the Aggregate Amount of outstanding Investments permitted by this clause (d) shall not at any time exceed 12.5% of Consolidated Tangible Net Worth.

10.6.    Limitation on Sale of Assets.

The Company will not, and will not permit any Subsidiary to, make any Asset Sale; provided, that so long as no Default or Event of Default exists both immediately prior to and after giving effect to any Asset Sale, the Company or any Subsidiary may make any Asset Sale if (a) the Gross Proceeds Amount from such Asset Sale plus the Gross Proceeds Amounts from all other Asset Sales during the then current fiscal year do not exceed 10% of Consolidated Total Assets as at the end of the prior fiscal year and (b) the operating income attributable to such property or assets plus the operating income attributable to all other properties and assets subject to Asset Sales during the then current fiscal year does not exceed 10% of Consolidated Operating Income in any of the three preceding fiscal years; provided, further, that Asset Sales in excess of the foregoing limits may be made if the Excess Proceeds Amount (i) is applied to a Property Reinvestment Application within six months (or twelve months if the Excess Proceeds Amount is invested, not later than the end of the sixth month, in United States Governmental Securities maturing within 365 days after the closing date of any such Asset Sale) after any such Asset Sale and (ii) is held, free from any Liens, prior to such Property Reinvestment Application in a segregated bank account with a bank that is not a creditor of the Company or any Subsidiary or, in the case of United States Governmental Securities, in a segregated account with an Acceptable Broker-Dealer which is not a creditor of the Company or any Subsidiary; provided, further, that in no event may the Company or any Subsidiary convey, transfer, lease or otherwise dispose of all or any portion of the Pipeline or any Service Agreement related thereto (except for (1) damaged, worn-out, obsolete or unnecessary equipment that, in the Company's reasonable judgment, is either no longer used or useful in the business of the Company or its Subsidiaries and (x) in the case of worn-out or damaged equipment, is replaced, or (y) in the case of obsolete or unnecessary equipment, the disposition thereof, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, a Material deterioration in the consolidated cash flow of the Company and its Subsidiaries attributable to the Pipeline or a deterioration in the overall quality or condition of the Pipeline, (2) any Service Agreement related to any such obsolete or unnecessary equipment, but only to the extent so related) and (3) equipment (including portions of the Pipeline and related property) which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, a Material deterioration in the consolidated cash flow of the Company and its Subsidiaries attributable to the Pipeline or a deterioration in the overall quality or condition of the Pipeline.

10.7.    Merger, Consolidation, Etc.

The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that a Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, another Subsidiary of the Company or the Company and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.6), provided that the foregoing restriction shall not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(a)    in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia);

(b)    if the Company is not the Successor Corporation, such corporation or limited liability company shall have (i) executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

(c)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Corporation from its liability under this Agreement or the Notes.

10.8.    Terrorism Sanctions Regulations.

The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under the Comprehensive Iran Sanctions, Accountability and Divestment Act or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions Laws.

11.    EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    the Company defaults in the payment of any principal, Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)    the Company defaults in the payment of any interest on any Note for more than ten days after the same becomes due and payable; or

(c)    the Company defaults in the performance of or compliance with any term contained in the first sentence of Section 9.5 and Sections 10.1 through 10.8, inclusive; or

(d)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Senior Financial Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $15,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

(g)    the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)    any event occurs with respect to the Company or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j)    one or more final judgments or orders for the payment of money aggregating in excess of $15,000,000, including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)    (i) an ERISA Event with respect to a Pension Plan or Multiemployer Plan, or an ERISA Termination Event with respect to a Pension Plan, shall occur which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 10% of Consolidated Net Worth; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of, a Pension Plan by the Company or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of 10% of Consolidated Net Worth; or (iii) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

12.    REMEDIES ON DEFAULT, ETC.

12.1.    Acceleration.

(a)    If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes of such Series then outstanding to be immediately due and payable.

(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.    Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.    Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.    No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, reasonable attorneys' fees, expenses and disbursements.

13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.    Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.    Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, Exhibit 1-B, Exhibit 1-C, Exhibit 1-D, Exhibit 1-E, Exhibit 1-F or Exhibit 1-G, as applicable, in the case of a Series D Note, Series E Note, Series F Note, Series G Note, Series H Note, Series I Note and Series J Note, or in the form of Exhibit 1-H in the case of a Shelf Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.    Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is a Prudential Affiliate,

or a nominee of a Prudential Affiliate, or another holder of a Note with a minimum net worth of at least $50,000,000, a Prudential Affiliate's or such other holder's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.    PAYMENTS ON NOTES.

14.1.    Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of U.S. Bank National Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.    Home Office Payment.

So long as any Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of Existing Notes and Series J Notes) or as specified in such Purchaser's Confirmation of Acceptance (in the case of a Shelf Note), or by such other method or at such other address as a holder of Notes shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

14.3.    FATCA Information.

By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

15.    EXPENSES, ETC.

15.1.    Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by a Purchaser or each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save any Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by such Purchaser).

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

15.2.    Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

15.3.    Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.    AMENDMENT AND WAIVER.

17.1.    Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended, or the provisions thereof waived, to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Make-Whole Amount payable with respect to the Notes of such Series, (b) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to, or waiver of, the provisions of this Agreement shall change or affect the provisions of Sections 8, 11(a), 11(b), 12, 17, or 20 insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (c) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of Section 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (d) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2, 3 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes.

17.2.    Solicitation of Holders of Notes.

(a)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17.2 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3.    Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

17.4.    Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.    NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (charges prepaid), or (d) by e-mail to any Purchaser for whom an e-mail address is included in Schedule A or in its Confirmation of Acceptance, as applicable, specifically for such purpose. Any such notice must be sent:

(i)    if to a Purchaser or its nominee, to it at the address or e-mail address, as applicable, specified for such communications in Schedule A (in the case of the Existing Notes or the Series J Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address or e-mail address as such Purchaser or it shall have specified to the Company in writing,

(ii)    if to any other holder of any Note, to such holder at such address or e-mail address, as applicable, as such other holder shall have specified to the Company in writing, or

(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, or to the telecopy number indicated in Schedule A, or to TreasuryServices@MDUResources.com, or at such other address, telecopy number or e-mail address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.    REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by a Purchaser on any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.    CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by Prudential or any holder of Notes as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to Prudential or any holder of Notes prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Prudential or any holder of Notes or any person acting on its behalf, (c) otherwise becomes known to Prudential or any holder of Notes other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to Prudential or any holder of Notes under Section 7.1 that are otherwise publicly available. Prudential or any holder of Notes will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by Prudential or such holder of Notes, respectively, in good faith to protect confidential information of third parties delivered to Prudential or such holder of Notes, provided that Prudential or such holder of Notes may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over it, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to it, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which it is a party or (z) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, Prudential or any holder of Notes is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

21.    SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.    MISCELLANEOUS.

22.1.    Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.7, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

22.2.    Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial

Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

22.3.    Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.    Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

22.5.    Counterparts; Electronic Contracting.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by either, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other related documents (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other related documents (other than the Notes) by facsimile, e-mail or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.

22.6.    Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding, choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.7.    Transaction References.

        The Company agrees that Prudential may (i) refer to its role in establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company's corporate logo in conjunction with any such reference.
22.8.     Jurisdiction and Process; Waiver of Jury Trial.
        (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
        (b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
        (c)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
        (d)    Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

        (e)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

WBI ENERGY TRANSMISSION, INC.

By:  /s/ Dustin J. Senger
Dustin J. Senger
Treasurer

The foregoing is hereby
agreed to as of the
date thereof.

PGIM, INC.

By:  /s/ Callie Hamilton
Vice President

PRUDENTIAL ARIZONA REINSURANCE UNIVERSAL COMPANY

By: PGIM, Inc., as investment manager

By:  /s/ Callie Hamilton
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: PGIM, Inc., as investment manager

By:  /s/ Callie Hamilton
Vice President

[Signature Page to Second Amendment and Restatement Note Purchase and Private Shelf Agreement]

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By: Pruco Life Insurance Company (as Grantor)

By: PGIM, Inc. (as Investment Manager)

By:  /s/ Callie Hamilton
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By: PGIM Japan Co., Ltd., as Investment Manager

By: PGIM, Inc., as Sub-Adviser

By:  /s/ Callie Hamilton
Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By: PGIM Private Placement Investors, L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc. (as its General Partner)

By:  /s/ Callie Hamilton
Vice President

THE GIBRALTAR LIFE INSURANCE CO., LTD.

By: PGIM Japan Co., Ltd., as Investment Manager

By: PGIM, Inc., as Sub-Adviser

By:  /s/ Callie Hamilton
Vice President

[Signature Page to Second Amendment and Restatement Note Purchase and Private Shelf Agreement]

PICA HARTFORD LIFE INSURANCE COMFORT TRUST

By: The Prudential Insurance Company of America, as grantor

By: PGIM, Inc., as investment manager

By:  /s/ Callie Hamilton
Vice President

ZURICH AMERICAN INSURANCE COMPANY

By: PGIM Private Placement Investors, L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc. (as its General Partner)

By:  /s/ Callie Hamilton
Vice President

ZURICH AMERICAN LIFE INSURANCE COMPANY

By: PGIM Private Placement Investors, L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc. (as its General Partner)

By:  /s/ Callie Hamilton
Vice President

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: PGIM Private Placement Investors, L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc. (as its General Partner)

By:  /s/ Callie Hamilton
Vice President

[Signature Page to Second Amendment and Restatement Note Purchase and Private Shelf Agreement]

PRIVATE PLACEMENT TRUST INVESTORS, LLC

By: PGIM Private Placement Investors,
L.P., as Managing Member

By: PGIM Private Placement Investors, Inc.,
as its General Partner

By:  /s/ Callie Hamilton
Vice President

PAR U HARTFORD LIFE & ANNUITY COMFORT TRUST

By: Prudential Arizona Reinsurance Universal Company, as grantor

By: PGIM, Inc., as investment manager

By:  /s/ Callie Hamilton
Vice President
[Signature Page to Second Amendment and Restatement Note Purchase and Private Shelf Agreement]